Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made November 24, 2008 among TravelCenters of America LLC (“TA”), TravelCenters of America Holding Company LLC (successor to TravelCenters of America, Inc., “Holding”), TA Operating LLC (successor to TA Operating Corporation, “Operating” and together with Holding and TA, the “Employers”) and Larry W. Dockray (“Dockray”).

RECITAL

Dockray and TA are parties to a Position Agreement Summary dated October 27, 2006 (the “2006 Letter”), a Stay Bonus Letter dated January 30, 2007 (the “2007 Letter”) and may be party to certain other written or unwritten agreements relating to Dockray’s employment by the Employers (together with the 2006 Letter and the 2007 Letter, as amended, the “Employment Related Agreements”).  Dockray has also received shares of TA pursuant to a Restricted Share Agreement dated November 26, 2007, as amended and restated concurrently with the entry into this Agreement (the “2007 Share Agreement”).  Dockray and the Employers desire to provide for Dockray’s cooperation with regard to transitional duties in planning for the end of Dockray’s employment with the Employers.  In addition, Dockray desires to be relieved of his responsibilities as an executive officer of TA and its subsidiaries, and the parties desire to (i) provide for continued vesting of the restricted common shares of TA which Dockray received under the 2007 Share Agreement and (ii) provide for an additional grant of restricted common shares of TA to Dockray as set forth below.

NOW, THEREFORE, the parties covenant and agree as follows:

Section 1.                                            Employment Related Agreements.  Dockray acknowledges that he has received all payments and other consideration due him under the 2006 Letter, other than with respect to relocation and housing reimbursements described therein, which shall hereinafter be exclusively governed by Section 5 below, and that the aggregate amount due him and unpaid under all Employment Related Agreements is $968,962 (the “Payment”), which Payment will be paid on January 31, 2009.

Section 2.                                            Resignation.  By execution of this Agreement, Dockray hereby resigns as Executive Vice President of Operations of TA and of each of TA’s subsidiaries, effective at the close of business on February 1, 2009 and agrees to take any action requested by TA to evidence such resignation.

Section 3.                                            Duties; Location.  From the date of this Agreement through February 1, 2009 (the “Full Time Employment Period”), Dockray will continue to devote his full working time and energies to the business and affairs of TA and its subsidiaries and shall have such duties and perform such tasks associated with transitioning his responsibilities and such other duties and tasks for TA and its subsidiaries as are reasonably assigned to him from time to time by the President and Chief Executive Officer of TA.  From February 2, 2009 through June 30, 2009 (the “Part Time Employment Period”), Dockray will make himself available to provide services to TA and its subsidiaries at reasonable times and on reasonable advance notice.  From July 1, 2009 through January 1, 2010 (the “Consulting Period”), Dockray will make himself available to provide consulting services to TA and its subsidiaries, as may be requested by TA, at reasonable times and on reasonable advance notice.

Section 4.                                            Compensation and Vesting.

(a)                                  During the Full Time Employment Period, Dockray will continue to receive his base salary at the rate of $301,000 per year ($25,083.33 per month), payable in semi-monthly installments in accordance with the Employers’ current practice and will continue to participate in such benefit arrangements of the Employers in which Dockray is participating as of the date of this Agreement.  During the Part Time Employment Period, Dockray will receive $12,500 per month, payable in semi-monthly installments in accordance with the Employers’ current practice.  During the Part Time Employment Period and the Consulting Period, Dockray (and such family members as are currently covered under the Employer’s group health plan) will continue to participate in the Employers’ group health plan paying the same portion of the premiums for such medical coverage as if Dockray had remained a full time employee of the Employers but will not participate in any other benefit arrangements.  Additionally, if the Employers desire Dockray to provide specific services during the Part Time Employment Period, they shall so advise him in writing, pay Dockray an hourly fee of Seventy Five Dollars ($75.00) for hours worked and reimburse Dockray for approved out-of-pocket expenses.  During the Part Time Employment Period, the Employers will not request (and Dockray will not provide) more than forty (40) hours of such specific services per week.  During the Consulting Period, if the Employers desire Dockray to provide specific services, they shall so advise him in writing, pay Dockray an hourly fee of One Hundred Dollars ($100.00) for hours worked and reimburse Dockray for approved out-of-pocket expenses.  At the expiration of the Consulting Period, the Employers will provide written notification to Dockray of his rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to continue participation in the Employers’ group health plan provided that if Dockray (and/or his spouse and/or dependents) properly elect continued medical COBRA coverage, Dockray (and/or his spouse and/or dependents) shall each pay the full premium for such medical coverage.  Following the expiration of Dockray’s COBRA rights, if the Employers are permitted, after making commercially reasonable efforts, to provide continued medical coverage under the Employers’ group health plans, Dockray (and/or his spouse and/or dependents) may continue to participate until March 1, 2016, so long as each of Dockray and/or his spouse and/or dependents pays the full premium and costs for such medical coverage.

(b)                                 Provided that Dockray has not revoked the release described in Section 13(a) hereof or otherwise defaulted under the terms of this Agreement, the Employers will pay Dockray a bonus of Two Hundred Thousand Dollars ($200,000) for the 2008 calendar year, payable to Dockray on or prior to December 31, 2008.  Provided that Dockray has entered into and has not revoked the release described in Section 13(b) hereof and not otherwise defaulted under the terms of this Agreement, the Employers will pay Dockray a bonus (the “2009 Bonus”) of One Hundred Thousand Dollars ($100,000) plus One Hundred Dollars ($100) multiplied by the number of hours Dockray has worked during the Consulting Period, up to a maximum of forty (40) hours per week, for the 2009 calendar year, payable to Dockray on February 1, 2010.

(c)                                  TA has previously granted to Dockray 7,500 restricted common shares of TA (the “2007 Grant”).  The restricted common shares granted under the 2007 Grant will vest, subject to the terms and conditions of TA’s 2007 Equity Compensation Plan and the 2007 Grant, as currently scheduled through January 1, 2010, whereupon all unvested shares granted under the 2007 Grant will vest immediately.  Concurrently with its entry into this Agreement, TA has granted to Dockray an additional forty-thousand (40,000) restricted common shares of TA (the “2008 Grant”), subject to the following vesting schedule and the terms and conditions of TA’s 2007 Equity Compensation Plan and the restricted share agreement entered into by Dockray and TA as of the date hereof (the “2008 Share Agreement”):

	Number of Shares	Vesting Date
	8,000	November 24, 2008
	8,000	November 24, 2009
	24,000	January 1, 2010
Total:	40,000

Dockray and TA agree that for purposes of the 2007 Grant and 2008 Grant, Dockray shall be deemed to be providing “significant services” to TA through the earlier of (i) January 1, 2010 and (ii) the date on which Dockray commits a breach of this Agreement including, without limitation, by failing to provide the services required hereunder or by breaching the Restrictive Covenants (defined below).

Section 5.                                            Housing; Relocation Expenses.  The Employers agree to purchase Dockray’s current residence in Westlake, Ohio 44145 for $810,000.  The purchase of Dockray’s residence by the Employers shall be completed on or before January 15, 2009, or on such other date as may be reasonably agreed by the parties.  Professional fees and expenses associated with such sale shall be borne by the Employers.  Dockray shall convey to the Employers good, marketable title to the residence, free and clear of all liens, claims and encumbrances and shall execute such documents (including, without limitation, a deed) as are customary for this type of transaction.   The Employers will reimburse Dockray for reasonable expenses associated with his relocation from Westlake, Ohio to Las Cruces, New Mexico.  Any such reimbursements shall be made promptly.

Section 6.                                            Covenants.  Dockray acknowledges that (i) TA and its subsidiaries are engaged in the business of operating a travel center and truckstop network, with facilities that provide motor fuel pumping in addition to one or more of the following services:  truck care and repair services, fast food restaurants, a full-service restaurant, a convenience store, showers, laundry facilities, telephones, recreation rooms, truck weighing scales and other compatible business services approved by TA (the “Business”); (ii) Dockray’s work for the Employers has given him, and will continue to give him, trade secrets of, and confidential and/or proprietary information concerning, the Business; (iii) the agreements and covenants contained in this Section 6 are essential to protect the Business and the goodwill associated with it.  Accordingly, Dockray covenants and agrees as follows:

(a)                                  Confidential Information.  During the Full Time Employment Period, the Part Time Employment Period, the Consulting Period and at any time thereafter, Dockray shall not (i) disclose to any person not employed by TA or a subsidiary, or not engaged to render services to

TA or a subsidiary or (ii) use for the benefit of himself or others, any confidential information of TA, any of TA’s subsidiaries or of the Business obtained by him, including, without limitation, “know-how,” trade secrets, details of customers’, suppliers’, manufacturers’ or distributors’ contracts with TA or any of TA’s subsidiaries, pricing policies, financial data, operational methods, marketing and sales information, marketing plans or strategies, product development techniques or plans, plans to enter into any contract with any person or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of TA, TA’s subsidiaries or of the Business; provided, however, that this provision shall not preclude Dockray from (a) making any disclosure required by law or court order or (b) using or disclosing information (i) known generally to the public (other than information known generally to the public as a result of a violation of this Section 6(a) by Dockray), (ii) acquired by Dockray independently of his affiliation with TA or any of TA’s subsidiaries, or (iii) of a general nature (that is, not related specifically to the Business) that ordinarily would be learned, developed or obtained by individuals similarly active and/or employed in similar capacities by other companies in the same business as TA or any of TA’s subsidiaries.  Dockray agrees that all confidential information of TA or any of TA’s subsidiaries shall remain TA’s or TA’s subsidiaries, as the case may be, and to promptly return any confidential information embodied in any physical or electronic medium to the owner thereof on or prior to January 1, 2010, or such earlier date as may be requested by TA.

(b)                                 Nonsolicitation; Noncompetition.  From the date hereof through December 31, 2010, Dockray shall not, directly or indirectly, (a) solicit any employee to leave the employment of TA or the employment of any of TA’s subsidiaries or (b) hire or cause to be hired any employee who has left the employ of TA or the employ of any of TA’s subsidiaries within six (6) months after termination of such employee’s employment with TA or any of TA’s subsidiaries, as the case may be (unless such employee was discharged by TA without cause).  Dockray agrees that, from the date hereof through January 1, 2010, Dockray shall not, directly or indirectly, through an affiliate or otherwise, for his own benefit or otherwise, without the prior written consent of TA which consent may be withheld by TA in its sole discretion, compete in any place in the continental United States of America with any aspect of the Business in any manner or capacity (e.g., through any form of ownership or as an advisor, principal, agent, partner, officer, directors, employee, employer, consultant, member of any association, lender or otherwise).  Dockray hereby acknowledges that (i) the geographic boundaries, scope of prohibited activities and the time duration of the covenant not to compete in this Section 6(b) are reasonable and are no broader than are necessary to protect the legitimate business interests of the Employers and (ii) the provisions of such covenant were bargained for as a condition to the Employers’ entry into this Agreement.

(c)                                  Cooperation.  From and after the date hereof, Dockray shall reasonably cooperate with TA and its subsidiaries with respect to all matters arising during or related to his employment, including all matters (formal or informal) in connection with any government investigation, internal investigation, litigation (potential or ongoing), regulatory or other proceeding which may have arisen or which may hereafter arise.  TA will reimburse Dockray for all out-of -pocket expenses (not including lost time or opportunity), and will provide appropriate legal representation at such times and in a manner determined by TA in its sole discretion.

(d)                                 Nondisparagement.  Dockray agrees that at all times hereafter Dockray will not make, or cause to be made, any public statement, observation or opinion that (a) accuses or implies that the Employers or any of the Releasees (as defined below) engaged in any wrongful, unlawful or improper conduct, whether relating to Dockray’s employment with the Employers or the termination thereof, the Business or any of the Releasees or otherwise; or (b) disparages, impugns or in any way reflects adversely upon the Business or reputation of the Employers or any of the Releasees.  Nothing in this Section 6(d) shall prevent Dockray from truthfully responding in connection with governmental inquiries or as required by subpoena, court order or legal process; provided, however, that Dockray agrees to first give prompt written notice to the Employers of any such legal requirement in order to permit the Employers sufficient time to obtain an appropriate protective order or other remedy.

Section 7.                                            Rights and Remedies upon Breach of Covenants.

(a)                                  If Dockray breaches, or threatens to commit a breach of, any of the provisions of Section 6 (the “Restrictive Covenants”), the Employers shall have the right and remedy to have the Restrictive Covenants specifically enforced, in accordance with Section 11 hereof, by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Employers, that such injury shall be presumed and need not be proven, and that money damages will not provide an adequate remedy to the Employers.  Such rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Employers at law or in equity.

(b)                                 Dockray acknowledges and agrees that the Restrictive Covenants are reasonable and valid in scope and in all other respects and that, but for Dockray’s agreement to comply with the Restrictive Covenants, the Employers would not have entered into this Agreement.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect to the greatest extent possible, without regard to the invalid portions.

(c)                                  If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the scope, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall be enforceable and shall be enforced to the greatest extent possible.

Section 8.                                            Return of the Employers’ Property.  Dockray agree that, on or prior to January 1, 2010, or such earlier date as may be requested by TA, he will return to the Employers any and all of the Employers’ property, including without limitation, mailing lists, reports, files, memoranda, records and software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which Dockray received or prepared or helped prepare in connection with his employment or consulting services with the Employers, and he will not retain any copies, duplicates, reproductions or excerpts thereof in any form whatsoever.

Section 9.                                            Assignment. In the event that TA shall be merged with, or consolidated into, any other person or entity, or in the event that it shall sell and transfer substantially all of its assets to another person or entity, the terms of this Agreement shall inure to the benefit of, and be assumed by, the person or entity resulting from such merger or consolidation, or to which TA’s assets shall be sold and transferred. This Agreement shall not be assignable by Dockray.

Section 10.                                      Governing Law.  This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles that might lead to the application of the laws of another jurisdiction.

Section 11.                                      Jurisdiction: Service of Process. Any action or proceeding seeking equitable relief (in whole or in part) to enforce any provision of, or based on any right arising out of, Section 6, 7 or 8 hereof may be brought by the Employers in the state courts of Ohio or in the United States District Court in Cleveland, Ohio, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on Dockray anywhere in the world.

Section 12.                                      Hold Harmless and Indemnity.  Holding will indemnify and hold harmless Dockray as provided in Section 6.07 of the Agreement and Plan of Merger among TravelCenters of America, Inc., Hospitality Properties Trust, HPT TA Merger Sub Inc. and Oak Hill Capital Partners, L.P. dated September 15, 2006 and acknowledges he is a “Covered Party” as defined therein.  TA and the Employers will indemnify and hold harmless Dockray in connection with matters arising out of his having been an officer of TA, the Employers or any of their subsidiaries as provided in their respective limited liability company agreements as in effect on the date hereof; additionally Dockray has been designated an “Indemnitee” under TA’s  limited liability company agreement with respect to matters arising out of his services under this Agreement.

Section 13.                                      Release.

(a)                                  Dockray, for himself and his heirs, successors, and assigns, hereby knowingly and voluntarily remises, releases and forever discharges TA, its current and former officers, directors, agents, representatives, shareholders, and employees, affiliates and subsidiaries (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, both in law and equity (“Claims”), which Dockray now has or ever had against the Releasees from the beginning of the world to the date hereof; provided, however, that the foregoing release shall not apply to any Claims to enforce this Agreement. The foregoing release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Dockray may have arising under the common law or under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act and any other federal, state or local statutes, regulations, ordinances or common law creating employment-related causes of action, and shall further apply, without limitation, to any and all Claims for wages, vacation, severance, attorneys’ fees, costs and other forms of compensation, and to any and all Claims in connection with, related to or arising out of Dockray’s employment, or the termination of his employment, with any Releasee.

(b)                                 As a condition to the receipt of the 2009 Bonus, Dockray must agree to execute and deliver to the Employers on December 31, 2009, and not subsequently revoke, a second general release of claims substantially similar to that set forth in Section 13(a) releasing any Claims that may have arisen between the date of this Agreement and December 31, 2009.

Section 14.                                      Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, but in proving this Agreement, it shall not be necessary to produce more than one of such counterparts.

Section 15.                                      Section Headings Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 16.                                      Notices. All notices, consents, waivers, and other communications under this Agreement shall be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by electronic media (with a copy sent by nationally recognized overnight delivery service) or (c) when sent by nationally recognized overnight delivery service, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

Dockray:	See Exhibit A hereto

TA:	TravelCenters of America LLC
24601 Center Ridge Road, Suite 200
Westlake, OH 44147
Attention: President
Email: obrien.tom@tatravelcenters.com

with a copy to:	Mark R. Young, General Counsel
TravelCenters of America LLC
400 Centre Street
Newton, MA 02458
Email: young.mark@tatravelcenters.com

Notice to TA will constitute notice to the Employers.

Section 17.                                      Payments Subject to Taxes.  All payments under this Agreement, including the Payment, will be subject to reduction for federal, state and local taxes and other regular payroll deductions.

Section 18.                                      Arbitration.  Except as set forth in Section 11, if requested in writing by either Dockray or TA, any claim or controversy arising out of or relating to the interpretation, construction and performance of this Agreement, or any alleged breach hereof, shall be finally resolved by arbitration conducted in accordance with such rules as may be agreed upon by the parties within thirty (30) days following written notice by either party to the other identifying the issue in dispute and the position of the party giving notice, or failing to achieve such agreement, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  Any award rendered in connection with the foregoing arbitration shall be in writing and shall be final and binding upon the parties, and judgment upon any such award may be entered and enforced in any court of competent jurisdiction in accordance with the Federal Arbitration Act.  The forum for such arbitration shall be in Boston, Massachusetts and the governing law shall be the laws of the Commonwealth of Massachusetts without giving effect to conflict of laws provisions.

Section 19.                                      Entire Agreement. This Agreement, the 2007 Share Agreement and the 2008 Share Agreement constitute the entire agreement between the Employers, on the one hand, and Dockray, on the other hand, with respect to the subject matter hereof and supersede all prior written and oral agreements and understandings (including the Employment Related Agreements) between the Employers and Dockray with respect thereto.  This Agreement may not be amended except by a written agreement duly executed by each party hereto.

Section 20.                                      Consultation With Counsel; Time for Signing; Revocation.  Dockray has the right to and should consult with an attorney prior to signing this Agreement.  Dockray acknowledges that he has been offered twenty-one (21) days from his receipt of this Agreement to decide whether to sign it.  Dockray will have seven (7) days after signing this Agreement to revoke his signature.  If Dockray intends to revoke his signature, Dockray must do so in accordance with the provisions of Section 16 prior to the end of the 7-day revocation period.  This Agreement shall not become effective, and no party hereto shall have any rights or obligations hereunder, until the expiration of the 7-day revocation period, after which it shall become immediately and irrevocably effective.

(Signature Page Follows)

EXECUTED as of the date first above written.

TravelCenters of America LLC

By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien, President and Chief Executive Officer

TravelCenters of America Holding Company LLC

By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien, President and Chief Executive Officer

TA Operating LLC

By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien, President and Chief
Executive Officer

/s/ Larry W. Dockray
Larry W. Dockray